Exhibit 4.1

BP p.l.c.

RULES OF THE BP p.l.c.
DEFERRED ANNUAL BONUS PLAN 2005

Adoption:	[●] 2005

Expiry Date:	[●] 2015

Linklaters

One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Table of Contents

Contents		Page

1	Definitions	1

2	Granting Awards	2

3	Awards	4

4	Vesting of Awards	5

5	Leaving the Group before Vesting	5

6	Variations in share capital, demergers and special distributions	6

7	Takeovers and restructurings	7

8	Exchange of Awards	8

9	Restrictions on issue of Shares	8

10	Terms of employment	8

11	General	10

12	Changing the Plan and termination	11

13	Governing law and jurisdiction	11

i

Rules of the BP p.l.c. Deferred Annual Bonus Plan 2005

Introduction

This plan sets out the terms on which awards of shares will be made to certain employees of the Company and its Subsidiaries. Executives selected for participation in the Plan will be made an award of shares. The number of shares awarded will be calculated as a percentage of the cash bonus they receive under the Company’s annual cash bonus plan. The release of the shares is subject to continued employment during the holding period.

Where local securities and tax laws allow, forfeitable awards of BP p.l.c shares will be made. Where such laws prevent forfeitable share awards from being made awards will comprise conditional awards of shares the terms of which are set out in the Schedule to this plan.

1 Definitions

In these rules:

“Acquiring Company” means a person who obtains Control of the Company;

“ADS” means an American depository share representing ordinary shares of the Company;

“Award” means an award of Forfeitable Shares granted to a Participant in accordance with the Share Bonus Ratio;

“Award Date” means the date which the Committee sets for the grant of an Award;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Committee determines, any stock exchange nominated by the Committee on which the Shares are traded) is open for the transaction of business;

“Cause” means termination in circumstances in which the employer can terminate employment without notice;

“Committee” means a committee or committees duly authorised to operate the Plan;

“Company” means BP p.l.c.;

“Control” has the meaning given to it by Section 840 of the Income and Corporation Taxes Act 1988;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code;

“Forfeitable Shares” means Shares held in the name of or for the benefit of a Participant subject to the Forfeitable Share Agreement;

“Forfeitable Share Agreement” means the agreement referred to in rule 3.2 (Forfeitable Share Agreement);

“Grantor” means, in respect of an Award, the entity which grants that Award under the Plan;

“London Stock Exchange” means London Stock Exchange plc;

“Member of the Group” means:

(i)	the Company; and

(ii)	its Subsidiaries from time to time; and

(iii)	any other company which is associated with the Company and is so designated by the Committee;

“Model Code” means the UK Listing Authority Model Code for transactions in securities by directors, certain employees and persons connected with them;

“Participant” means a person holding an Award or his personal representatives;

“Plan” means these rules known as “The BP p.l.c. Deferred Annual Bonus Plan 2005” as changed from time to time;

“Plan Administrator” means the person or persons appointed by the Committee as the plan administrator for the purposes of rule 5.2;

“Regulatory Information Service” means a service listed in schedule 12 to the UK Listing Authority Listing Rules;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Share Bonus Ratio” means the percentage, as determined by the Committee, of the Cash Bonus used to calculate the number of Forfeitable Shares subject to an Award;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985;

“Vesting” means the restrictions in the Forfeitable Share Agreement ceasing to have effect as described in rule 4.2 (Forfeitable Shares) which will not normally be less than 3 years from the Award Date.

2	Granting Awards

2.1	Grantor

Awards will be made by the Grantor. The Grantor of an Award must be either:

2.1.1	the Company;

2.1.2	any other Member of the Group; or

2.1.3	a trustee of any trust set up for the benefit of employees of any Member of the Group.

An Award granted under the Plan, and the terms of that Award, must be approved in advance by the Committee.

2.2	Eligibility

The Grantor may grant an Award to any employee of the Company or any Subsidiary. However, an Award may not be granted to an employee who on the Award Date either (i) a director of the Company or (ii) an employee whose employment has been or is to be terminated whether or not notice of termination of employment has been given or received and whether or not such termination is lawful unless in the case of (ii) only the Committee consider that special circumstances exist.

2.3	Timing of Award

Awards may only be granted within 42 days starting on any of the following:

2.3.1	the date of adoption of the Plan;

2.3.2	the day after the announcement of the Company’s results through a Regulatory Information Service for any period;

2.3.3	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards;

2.3.4	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

2.3.5	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

2.4	Conditions

The Grantor may impose conditions when granting an Award. Any condition must be objective, specified at the Award Date and may provide that an Award will lapse if it is not satisfied. The Grantor, subject to the consent of the Committee, may waive or change a condition in accordance with its terms or in any way they see fit. Notwithstanding anything else in the Plan, an Award will only Vest to the extent that any condition is satisfied or waived.

2.5	Award certificates

Each Participant will receive a certificate setting out the terms of the Award as soon as practicable after the Award Date. A certificate will include a statement that English law governs the certificate and its construction. If any certificate is lost or damaged the Company may replace it on such terms as it decides.

2.6	No payment

A Participant is not required to pay for the grant of any Award.

2.7	Disclaimer of Award

Any Participant may disclaim all or part of his Award within 30 days after the Award Date by notice in writing to any person nominated by the Grantor. If this happens, the Award will be deemed never to have been granted under the Plan. A Participant is not required to pay for the disclaimer.

2.8	Awards over ADSs

The Committee may determine, in its absolute discretion, that an Award will be made in respect of ADSs and references in these rules to Shares and Awards etc. shall be construed accordingly.

3	Awards

3.1	Terms of Awards

Awards are subject to the rules of the Plan. The terms of the Award, as determined by the Grantor and approved by the Committee, must be notified to the Participant and must include:

3.1.1	the number of Shares subject to the Award;

3.1.2	any condition specified under rule 2.4 (Conditions); and

3.1.3	the date of Vesting.

3.2	Forfeitable Share Agreement

The Participant must enter into an agreement with the Grantor that:

3.2.1	he will not transfer, assign or dispose of any Forfeitable Shares or any rights in respect of them before Vesting except in the case of:

(i)	the transmission of his Award on his death to his personal representatives; or

(ii)	the assignment of his Award, with the prior consent of the Committee, subject to any terms and conditions the Committee impose.

3.2.2	to the extent that the Award lapses under the Plan, the Shares are forfeited and he will (if required) immediately transfer his interest in the Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Grantor.

3.3	Transfer of shares

On or after the grant of an Award of Forfeitable Shares the Grantor will procure that the relevant number of Shares are transferred, including a transfer out of treasury or otherwise, to the Participant or to another person to be held for the benefit of the Participant under the terms of the Plan.

3.4	Rights

Except to the extent specified in the Forfeitable Share Agreement a Participant will have all rights of a shareholder in respect of Forfeitable Shares until the Award lapses.

3.5	Elections

The Participant must enter into any elections required by the Grantor, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 and elections to transfer any liability, or agreements to pay, national insurance contributions. If he does not do so within a period specified by the Grantor, the Award will lapse at the end of that period.

4	Vesting of Awards

4.1	Timing of Vesting

Subject to rules 2.4 (Conditions), 5 (Leaving the Group before Vesting) and 7 (Takeovers and restructurings) an Award Vests on the date of Vesting set by the Committee on the grant of the Award and notified under rule 3.1.3.

4.2	Consequences

To the extent that it has Vested, an Award of Forfeitable Shares cannot lapse under the Plan. In addition, the restrictions referred to in rule 3.2 (Forfeitable Share Agreement) and contained in the Forfeitable Share Agreement between the Participant and the Grantor cease to have effect. Any tax and national insurance contributions payable on Vesting are subject to rule 4.4 (Withholding).

4.3	Lapse

If an Award lapses under the Plan it cannot Vest and a Participant has no rights in respect of it.

4.4	Withholding

The Company, the Grantor, any employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards. These arrangements may include the sale of any Shares on behalf of the Participant unless the Participant discharges the liability himself.

5	Leaving the Group before Vesting

5.1	General rule on leaving employment

Unless rule 5.2 applies, an Award which has not Vested will lapse on the date the Participant ceases to be an employee or director of a Member of the Group.

5.2	Leaving in exceptional circumstances

5.2.1	If a Participant ceases to be an employee or director of any Member of the Group for any of the reasons set out below, then his Awards will Vest as described in rule 5.3 and lapse as to the balance. The reasons are:

(i)	ill-health, injury or disability;

(ii)	retirement with the agreement of the Company;

(iii)	the Participant’s employing company ceasing to be under the Control of the Company;

(iv)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group;

(v)	redundancy, but only in circumstances which give rise to a redundancy payment;

(vi)	termination by the Participant’s employer other than for Cause or where the termination involves the conduct of the Participant, subject to the agreement of the Plan administrator; or

(vii)	any other reason, if the Committee so decides in any particular case.

5.2.2	The Committee must exercise any discretion provided for in rule 5.2.1 within 14 days after cessation of the relevant Participant’s employment or office and the Award will lapse or Vest (as appropriate) on the earlier of the date on which the discretion is exercised and the end of the 14 day period.

5.3	Vesting

Where rule 5.2 applies, the Award does not lapse but will Vest on the date of Vesting set by the Committee on grant. However, the Committee may decide that the Award should Vest either immediately or on any other date.

5.4	Death

If a Participant dies, his Awards will Vest on the date of death.

5.5	Meaning of “ceasing to be an employee or director”

For the purposes of this rule 5, a Participant will not be treated as ceasing to be an employee of a Member of the Group until he ceases to be an employee of all Members of the Group or if he recommences employment with of a Member of the Group within 7 days.

6	Variations in share capital, demergers and special distributions

6.1	Application of Rule

This rule applies if there is:

6.1.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital; or

6.1.2	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988; or

6.1.3	a special dividend or distribution.

6.2	Consequences for Awards

Subject to the Forfeitable Share Agreement a Participant will have the same rights as any other shareholders in respect of Forfeitable Shares where there is a variation or other event of the sort described in rule 6.1. Any shares, securities or rights allotted to a Participant as a result of such an event shall be:

6.2.1	treated as if they were awarded to the Participant under the Plan in the same way and at the same time as the Forfeitable Shares in respect of which the rights were conferred; and

6.2.2	subject to the rules of the Plan and the terms of the Forfeitable Share Agreement.

7	Takeovers and restructurings

7.1	Takeovers

Where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares, an Award Vests, subject to rule 7.3 (Exchange), on the date the person obtains Control.

7.2	Schemes of arrangement

When a court sanctions a compromise or arrangement in connection with the acquisition of Shares, an Award Vests, subject to rule 7.3 on the date of court sanction. This rule applies to a court sanction under Section 425 of the Companies Act 1985 or equivalent procedure under local legislation.

7.3	Exchange

An Award will not Vest under either rule 7.1 or 7.2 but will be exchanged under rule 8 (Exchange of Awards) to the extent that:

7.3.1	an offer to exchange the Award is made and accepted by a Participant; or

7.3.2	the Committee, with the consent of the Acquiring Company, decides before the person obtain Control (where rule 7.1 applies) or court sanction (where rule 7.2 applies) that the Award will be automatically exchanged.

7.4	Demergers or other corporate events

7.4.1	If the Committee becomes aware that the Company is or is expected to be affected by any demerger, distribution (other than an ordinary dividend) or other transaction not falling within rules 7.1 (Takeover), or 7.2 (Schemes of arrangement) which, in the opinion of the Committee would affect the current or future value of any Award, the Committee may determine that an Award will Vest.

7.4.2	The Company will notify any Participant who is affected by the Committee exercising their discretion under this rule.

7.5	Committee

In this rule, “Committee” means those people who were members of the Committee immediately before the change of Control.

7.6	Overseas transfer

If a Participant is transferred to work in another country and, as a result of that transfer he would:

7.6.1	suffer a tax disadvantage in relation to his Awards (this being shown to the satisfaction of the Committee); or

7.6.2	become subject to restrictions on his ability to exercise his Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he is transferred;

then if the Participant continues to hold an office or employment with a Member of the Group, the Committee may decide that the Awards will Vest on a date they choose before or after the transfer takes effect. The Award will Vest to the extent they permit and will [not] lapse as to the balance.

8	Exchange of Awards

8.1	Timing of exchange

Where an Award is to be exchanged under rule 7 (Takeovers and restructurings) the exchange will take place as soon as practicable after the relevant event.

8.2	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new Award:

8.2.1	must be equivalent to the existing Award;

8.2.2	is treated as having been acquired at the same time as the existing Award and Vests in the same manner and at the same time;

8.2.3	is governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company.

8.3	Exchange of Awards

Where an Award is exchanged under this rule, the Participant will transfer the Shares subject to the original Award as directed by the Company. The Company shall procure the transfer of the shares subject to the new award and the terms of the agreement mentioned in Rule 3.2 will automatically apply to those shares.

9	Restrictions on issue of Shares

No Shares will be issued or transferred from treasury to satisfy Awards unless the Company in general meeting approves in advance such issue or transfer if such approved is required.

10	Terms of employment

10.1.1	For the purposes of this rule, “Employee” means any person who is or will be eligible to be a Participant.

10.1.2	This rule applies:

(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during an Employee’s employment or employment relationship; and

(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

10.1.3	Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

10.1.4	The grant of Awards on a particular basis in any year does not create any right to or expectation of the grant of Awards on the same basis, or at all, in any future year.

10.1.5	No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.

10.1.6	Without prejudice to an Employee’s right in respect of an Award subject to and in accordance with the express terms of the Plan, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Award. Any and all discretions, decisions or omissions relating to the Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this rule.

10.1.7	No Employee has any right to compensation for any loss in relation to the Plan, including:

(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

10.1.8	Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of its rules, including in particular this rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to acquire shares subject to and in accordance with the express terms of the Plan and the Performance Condition, in consideration for, and as a condition of, the grant of an Award under the Plan.

10.1.9	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

10.1.10	Each of the provisions of this rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

11	General

11.1	Committee’s decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

11.2	Documents sent to shareholders

The Company may send to Participants copies of any documents or notices normally sent to the holders of its Shares at or around the same time as issuing them to the holders of its Shares.

11.3	Costs

The Company may ask a Participant’s employer to bear the costs in respect of an Award to that Participant.

11.4	Regulations

The Committee has the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with its rules.

11.5	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

11.6	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

11.6.1	administering and maintaining Participant records;

11.6.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

11.6.3	providing information to future purchasers of the Company or the business in which the Participant works;

11.6.4	transferring information about the Participant to a country or territory outside the European Economic Area.

To the extent a Participant has already entered into any other data protection agreement with any Member of the Group, this rule 11.6 will be interpreted so as not to be inconsistent with or to limit that existing or this agreement.

11.7	Consents

All allotments and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

11.8	Articles of association

Any Shares acquired under the Plan are subject to the articles of association of the Company from time to time in force.

11.9	Notices

11.9.1	Any notice or other document which has to be given to a person who is or will be eligible to be a Participant under or in connection with the Plan may be:

(i)	delivered or sent by post to him at his home address according to the records of his employing company; or

(ii)	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or in either case such other address which the Company considers appropriate.

11.9.2	Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the Participant.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

12	Changing the Plan and termination

12.1	Committee’s powers

The Committee may at any time change the Plan in any way.

12.2	Notice

The Committee may give written notice of any changes made to any Participant affected.

13	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

Schedule

Conditional Share Awards

The rules of the BP p.l.c. Bonus Share Plan 2005 will apply to awards made under this Schedule, subject to the alterations set out below:

1	Definitions

“Award” means a right to receive Shares granted to a Participant in accordance with the Share Bonus Ratio.

2	Awards

Rules 3.2, 3.3 and 3.5 shall be deleted.

3	Participant’s rights before Vesting

Rule 3.4 shall be deleted and replaced with the following wording:

“Before Vesting the Participant has no rights to dividend, voting or otherwise in respect of any Shares comprised in an Award.

The Participant will not transfer, assign or dispose of an Award or any rights in respect of it except in the case of:

(i)	the transmission of his Award on his death to his personal representatives; or

(ii)	the assignment of his Award, with the prior consent of the Committee, subject to any terms and conditions the Committee imposes.”

4	Variations in share capital and rights issues

Rule 6.2 shall be deleted and replaced with the following:

“The Committee may vary the number of Shares comprised in an Award”

5	Vesting

Rule 4.2 shall be deleted and replaced with the following:

“As soon as reasonably practical after Vesting, the Committee will procure the transfer of the number of Shares to the Participant or as he may direct in respect of which the Award Vests.

Where Shares are to be transferred, Participants will be entitled to all rights attaching to Shares by reference to a record date on or after the date of transfer.”

6	Dividend Equivalent

A new paragraph 4.7 shall be included as follows:

“On the Vesting of an Award the Participant will be entitled to a payment calculated as follows:

A x B

where

A	=	the sum of the gross dividends paid on Shares with record dates falling between the Award Date and the date on which the Award Vests.

B	=	the number of Shares in respect of which the Award Vests.

Such payment will be subject to rule 4.4 (withholding).